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EXHIBIT 11

FRANKLIN FINANCE CORPORATION
COMPUTATION OF NET INCOME PER SHARE

Net income for income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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
                                                                                  For the period from
                                                                                   December 22, 1997
                                                           For the year ended    (inception) through
                                                           December 31, 1998      December 31, 1997
                                                           ------------------------------------------
INCOME
Net income                                                     $2,763,552           $  102,547
Less: preferred stock dividend requirements                     1,801,447               49,340
                                                               -------------------------------
Net income applicable to common stock                             962,105               53,207
                                                               ===============================

SHARES
Weighted average number of common shares outstanding               22,077               22,077

NET INCOME PER SHARE                                           $    43.58           $     2.41
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